Exhibit 99.1

                            News

For Immediate Release

CNO Financial Group Appoints Steven Shebik and
Nominates Chet Ragavan to its Board of Directors,
Director Charles Jacklin to Retire

CARMEL, Ind., November 11, 2020 /PRNewswire/ -- CNO Financial Group, Inc. (NYSE: CNO) today announced that its board of directors has appointed Steven Shebik as a director, effective immediately, and nominated Chet Ragavan as a director to stand for election at the company’s annual meeting in May 2021. Shebik’s appointment increases the size of the board to 10 directors.

“We are very pleased to welcome Steve to the CNO Board of Directors and to announce Chet’s nomination to stand for election in May 2021,” said Board Chair Dan Maurer. “Steve and Chet are both highly respected leaders, each with more than three decades of insurance and financial services industry experience.”

“Steve’s significant finance, investment, risk and management experience in insurance, captive agent distribution and manufactured products with a publicly traded insurer is an important strategic fit for CNO,” continued Maurer. “Chet is a proven thought leader and executive with deep knowledge of risk management, accounting and investment strategy for financial services firms focusing on retirement solutions. Both of their contributions will be invaluable to the CNO board as we continue to advance our growth strategy, serve our middle-income consumers and deliver shareholder value.”

Shebik, 64, is the former vice chair of The Allstate Corporation and Allstate Insurance Company and former chief executive officer of Allstate Life Insurance, positions he held from 2018 until his retirement in 2020 after a 25-year career with the company. From 2012 to 2018, Shebik served as executive vice president and chief financial officer at Allstate. He was the senior financial executive for Allstate Investments from 2009 to 2012, Allstate Protection from 2005 to 2008, and Allstate Life Insurance from 2001 to 2005. Prior to joining Allstate in 1995, he held roles in finance and accounting with Sears and Arthur Andersen. Shebik received bachelor’s degrees in accounting and finance from the University of Illinois at Urbana-Champaign and a Master of Business Administration from the University of Chicago.

Ragavan, 66, is the former executive vice president and chief risk officer of Voya Financial, a position he held from 2014 until his retirement in 2019. From 2008 to 2013, he served as managing director and chief risk officer for Voya Investment Management. Prior to joining Voya, Ragavan was managing director and co-head of the portfolio analytics group for BlackRock from 2006 to 2008. He began his career at Merrill Lynch in 1980 and held several senior leadership roles during his 26-year career with the company, including as managing director and global head of fixed income research of Merrill Lynch Investment Managers and as managing director and head of risk management of Merrill Lynch Asset Management. Ragavan received a bachelor’s degree in business administration from Madurai University, a Master of Business Administration from Madras University, and a master’s degree in computer science from the New Jersey Institute of Technology.

CNO also announced that Charles Jacklin has decided to retire from the company's board of directors at the conclusion of his current term, which ends upon the close of the annual meeting in May 2021. Jacklin joined CNO's board in May 2015 and serves as chair of the Investment Committee and as a member of the Audit and Enterprise Risk Committee.

“On behalf of the board, we thank Charlie for his years of dedicated stewardship and service to CNO, our customers and shareholders,” said Board Chair Dan Maurer. “Charlie brought an experienced investment perspective and expertise to the board and the Investment Committee at a pivotal time in CNO’s history. We remain grateful for Charlie’s leadership and many significant contributions to our company.”

For more information, visit CNO online at CNOinc.com.

For further information:
(News Media) Valerie Dolenga Valerie.Dolenga@CNOinc.com
(Investors) Jennifer Childe Jennifer.Childe@CNOinc.com

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